Exhibit 99

NEWS FROM

Media Contact	July 26, 2007

Andy Brimmer, 205-410-2777

HEALTHSOUTH ANNOUNCES DATE OF

SECOND QUARTER EARNINGS CONFERENCE CALL

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced it will host an investor conference call at 8:30 a.m. Eastern Time on Thursday, August 9, 2007, to discuss its results for the second quarter of 2007.

The conference call may be accessed by dialing 866-491-4244 and giving the pass code 9036079. International callers should dial 973-582-2815 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from August 9 until August 23, 2007. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006 and related Current Report on Form 8-K filed on March 30, 2007.

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